Exhibit 10.12
KEY EMPLOYEE RETENTION AND SEVERANCE PLAN

Adopted January 22, 2002

This Key Employee Retention and Severance Plan (this “Plan”) was adopted by the Board of Directors of Vitria Corporation (the “Company”) at a meeting held in Sunnyvale, California on January 22, 2002.

BACKGROUND OF THE PLAN

The Company draws upon the knowledge, experience and objective advice of its key executives in order to manage its business for the benefit of the Company’s stockholders.

Due to the widespread awareness of the possibility of mergers, acquisitions and other strategic alliances, change of control is increasingly an issue in competitive recruitment and retention efforts.

The Company recognizes that a change of control or other event that could substantially change the nature and structure of the Company, the resulting uncertainty regarding the consequences of such an event could adversely affect the Company’s ability to attract, retain and motivate its executives and key employees.

The Company initiated a project in mid-summer 2001, to evaluate existing Company plans and policies, industry practices and possible standard approaches to the retention and severance of key executives and directors in the event of a change of control of the Company.

On January 22, 2002, the Retention Plan was approved and ratified by the Company’s Board of Directors.

1.	GENERAL

1.1    Defined terms.    Capitalized terms used in this Plan shall have the meanings set forth in section 4, unless the context clearly requires a different meaning.

1.2    Purpose.    The purpose of this Plan is to aid the Company in attracting, retaining and motivating its Executives by providing specified compensation and benefits in the event of a Change of Control and/or a Covered Termination.

1.3    No employment agreement.    This Plan does not obligate the Company to continue to employ an Executive for any specific period of time, or in any specific role or geographic location. Subject to the terms of any applicable written employment agreement between Company and an Executive, the Company may assign an Executive to other duties, and either the Company or Executive may terminate Executive’s employment at any time for any reason.

2.	TERMINATION UPON CHANGE OF CONTROL

2.1    Basic severance compensation.    In the event of an Executive’s Covered Termination, Executive shall be entitled to the basic severance compensation described below.

2.1.1    Salary.    All base salary and accrued vacation earned through the date of Executive’s termination of employment shall be paid to Executive.

2.1.2    Expense reimbursement.    Within thirty (30) days of submission of proper expense reports, the Company shall reimburse an Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to Executive ‘s termination of employment.

2.1.3    Employee benefits.    Executive shall not receive any benefits under the Company’s benefit plans and policies other than those to which Executive may be entitled pursuant to the terms of such plans and policies.

2.2    Cash severance benefits.    In the event of an Executive’s Covered Termination, such Executive shall be entitled to the additional severance benefits described below.

2.2.1    Prorated bonus payment.    Such Executive shall receive his or her target bonus or incentive payment for the year in which termination occurs, prorated based on the number of days elapsed during such year prior to the date of termination.

2.2.2    Cash severance payment.    A lump sum cash severance payment shall be made to each such Executive in the amount of 100% of annual base salary (as in effect on the date of the Change of Control or on the date of termination, whichever is higher). All cash severance payments made under this section 2.2 shall be reduced by applicable federal and state withholding taxes, and paid upon the later of (i) the date of the Change of Control or (ii) thirty (30) days following such Executive’s Covered Termination.

2.3    Acceleration of Incentive Plan Awards.

2.3.1    Acceleration at Covered Termination for Executives.    All outstanding stock options granted and restricted stock or performance shares issued by the Company prior to the Change of Control to an Executive who suffers a Covered Termination shall have their vesting accelerated by the greater of one year or the length of service of Executive, so as to be vested to such additional extent on the later of (i) the date of the Change of Control or (ii) the date of such Covered Termination.

2.3.2    Acceleration upon non-assumption in a Change of Control.    If there is a Change of Control transaction in which outstanding stock options granted and restricted stock or performance shares issued by the Company to any Executive prior to the transaction are not fully assumed by the Successor, or replaced by fully equivalent substitute options, restricted stock or performance shares, then, in lieu of the provisions of Section 2.3.1 above (1) all such options and restricted stock or performance shares shall have their vesting fully accelerated so as to be 100% vested on the date immediately prior to the effective date of the Change of Control, and (2) the Company shall provide reasonable prior written notice to Executive of (a) the date such unexercised options will terminate, and (b) the period during which Executive may exercise the fully vested options. Alternatively, the Company may elect to deliver to Executive on the effective date of the Change of Control a cash payment equal to the difference between (i) the aggregate exercise price of Executive ‘s unexercised options, restricted stock or performance shares, and (ii) the value of the consideration deliverable for an equivalent number of shares as a result of the Change of Control transaction.

2.4    Extended medical and dental benefits.

2.4.1    Benefit continuation for Executives in the U.S.    In the event of the Covered Termination of an Executive residing within the United States and provided that such Executive elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay the portion of premiums of Executive’s group medical, dental and vision coverage, including coverage for Executive’s eligible dependents, that the Company paid prior to Executive’s Covered Termination for one (1) year following the date of Executive’s Covered Termination; provided, however, that no such premium payments shall be made following the effective date of Executive’s coverage by a medical, dental or vision insurance plan of a subsequent employer. Each Executive shall be required to notify the Company immediately if Executive becomes covered by a medical, dental or vision insurance plan of a subsequent employer. No provision of this Plan will affect the continuation coverage rules under COBRA, except that the Company’s payment of any applicable insurance premiums during the one year period following Executive’s Covered Termination will be credited as payment by Executive for purposes of Executive’s payments required under COBRA. Therefore, the period during which an Executive may elect to continue the Company’s group medical coverage at his or her own expense under COBRA, the length of time during which COBRA coverage will be made available to Executive, and all other rights and obligations of Executive under COBRA (except the obligation to pay insurance premiums that the Company pays during the one year period following Executive’s Covered Termination) will be applied in the same manner that such rules would apply in the absence of this Plan. For purposes of this section 2.4.1, applicable premiums that will be paid by the Company during the COBRA continuation period shall not include any amounts payable by Executive under a Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Executive.

2.4.2    Benefit continuation for non-U.S. Executives.    In the event of the Covered Termination of an Executive residing outside of the United States, the Company shall continue, for one (1) year following such Executive’s Covered Termination, to pay that amount, if any, that the Company paid prior to the Executive’s Covered Termination in order to continue health coverage for the non-U.S. Executive in the job location of such Executive prior to the Covered Termination to the extent such continued coverage is permitted by applicable law and the applicable insurance policy.

3.	FEDERAL EXCISE TAX UNDER IRC SECTION 4999

If any payment or benefit Executive would receive in connection with a Change of Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total amount, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant of Executive’s stock awards unless Executive elects in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company and Executive shall jointly appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with the services contemplated by this section 3.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

If, notwithstanding any reduction described in this section 3, the Internal Revenue Service (“IRS”) determines that Executive is liable for the Excise Tax as a result of the receipt of the Payment, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the payment equal to the “Repayment Amount.” The Repayment Amount with respect to the payment of benefits shall be the smallest amount, if any, as shall be required to be paid to the Company so that Executive’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the Payment shall be zero if a Repayment Amount of more than zero would not result in Executive’s net after-tax proceeds with respect to the Payment being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Executive shall pay the Excise Tax.

Notwithstanding any other provision of this section 3, if (i) there is a reduction in the Payment as described in this section 3.2, (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if Executive’s benefits previously had not been reduced), and (iii) Executive pays the Excise Tax, then the Company shall pay to Executive those benefits that were reduced pursuant to this section 3.2 contemporaneously or as soon as administratively possible after Executive pays the Excise Tax so that Executive’s net after-tax proceeds with respect to the payment of benefits is maximized.

4.	DEFINITIONS

4.1    Capitalized terms defined.    Capitalized terms used in this Plan shall have the meanings set forth in this section 4, unless the context clearly requires a different meaning.

4.2    “Cause” means one or more of the following acts by Executive:

(a)  theft; a material act of dishonesty or fraud; intentional falsification of any employment or Company records; or the commission of any criminal act which impairs Executive ‘s ability to perform appropriate employment duties for the Company;

(b)  improper disclosure or use of the Company’s confidential, business or proprietary information;

(c)  conviction (including any plea of guilty or nolo contendere) for a crime involving moral turpitude causing material harm to the reputation and standing of the Company, as determined by the Company in its sole discretion;

(d)  gross negligence or willful misconduct in the performance of Executive’s assigned duties; or

(e)  repeated failure to perform job responsibilities in accordance with written instructions from such Executive’s supervisor (which, in the case of the Company’s Chief Executive Officer, shall be the Company’s Board of Directors).

4.3    “Change of Control” means:

(a)  any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities;

(b)  the Company is party to a merger or consolidation which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 30% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(c)  the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction having similar effect);

(d)  a change in the composition of the Board of Directors of the Company within a two (2) year period, as a result of which fewer than a majority of the directors are Incumbent Directors; or

(e)  the dissolution or liquidation of the Company.

4.4    “Company” means Vitria Technology, Inc. and, following a Change of Control, any Successor that agrees to assume, or otherwise becomes bound to by operation of law, all the terms and provisions of this Plan.

4.5    “Constructive Termination Upon Change of Control” means any resignation by an Executive for Good Reason, as defined in this Plan, within twenty-four (24) months after the occurrence of any Change of Control; provided that “Constructive Termination Upon Change of Control” shall not include any termination of the employment of an Executive (i) by the Company for Cause; (ii) by the Company as a result of the Permanent Disability of the Executive; (iii) as a result of the death of the Executive, or (iv) as a result of the voluntary termination of employment by Executive for reasons other than Good Reason.

4.6    “Covered Termination” means, with respect to an Executive, a Termination Upon Change of Control or a Constructive Termination Upon Change of Control.

4.7    “Effective Date” means January 22, 2002.

4.8    “Executive” means the person elected by the Board of Directors to serve as the Chief Executive Officer of the Company, and each of his or her direct reports who are Company officers.

4.9    “Good Reason” means the occurrence of any of the following conditions following a Change of Control, without Executive’s informed written consent, which condition(s) remain(s) in effect ten (10) days after written notice to the Company from Executive of such condition(s):

(a)  a material decrease in Executive’s base salary or target bonus amount;

(b)  the relocation of Executive’s work place for the Company to a location more than fifty (50) miles from the location of the work place prior to the Change of Control;

(c)  the assignment of responsibilities or duties that are not a Substantive Functional Equivalent (as defined in this Plan) of the position that Executive occupied prior to the Change of Control; or

(d)  any material breach by the Company of the terms of this Plan with respect to Executive.

4.10    “Incumbent Director” means a director who either (a) is a director of the Company as of the Effective Date of this Plan, or (b) is elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the directors of the Company at the time of such election or nomination who were themselves elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the directors of the Company at the time of their election or nomination, provided that in no event shall any director be deemed to be an Incumbent Director if such director was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

4.11    “Permanent Disability” means that:

(a)  Executive has been incapacitated for at least six (6) months by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of Executive’s duties; and

(b)  such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of Executive’s life.

4.12    “Substantive Functional Equivalent” means, with respect to an Executive, an employment position occupied after a Change of Control that:

(a)  is in a substantive area of competence (such as accounting; engineering management; executive management; finance; human resources; marketing, sales and service; operations and manufacturing) that is consistent with Executive’s experience and not materially different from the position occupied by Executive prior to the Change of Control;

(b)  requires Executive to serve in a role and perform duties that are functionally equivalent to those performed prior to the Change of Control;

(c)  carries a title that does not connote a lesser rank or corporate role than the title held by Executive prior to the Change of Control;

(d)  does not otherwise constitute a material, adverse change in Executive’s responsibilities or duties, as measured against Executive’s responsibilities or duties prior to the Change of Control, causing it to be of materially lesser rank or responsibility;

(e)  if prior to the Change of Control Executive was identified as an officer of the Company for purposes of the rules promulgated under Section 16 of the Securities Exchange Act of 1934, identifies Executive as a Section 16 officer of a publicly traded Successor having net assets and annual revenues not less than eighty percent (80%) of those of the Company prior to the Change of Control; and

(f)  if prior to the Change of Control Executive was identified as an officer of the Company for purposes of the rules promulgated under Section 16 of the Securities Exchange Act of 1934, requires Executive to report directly to an executive officer, committee or board of the Successor of no lesser seniority than the executive officer, committee or board of the Company, as the case may be, to whom or to which Executive reported prior to the Change of Control.

4.13    “Successor” means any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company.

4.14    “Termination Upon Change of Control” means any actual termination of the employment of an Executive by the Company without Cause during the period commencing sixty (60) days prior to the earlier of (a) the date that the Company first publicly announces that it is conducting negotiations that could result in a Change of Control, or (b) the date that the Company enters into a definitive agreement that would result in a Change of Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies); and ending on the earlier of (x) the date on which the Company announces that the definitive agreement described in clause (b) above has been terminated or that the Company’s efforts to consummate the Change of Control contemplated by the previously announced negotiations or by a previously executed definitive agreement have been abandoned or (y) the date that is twenty-four (24) months after the Change of Control; provided that “Termination Upon Change of Control” shall not include any termination of the employment of an Executive (i) by the Company for Cause; (ii) by the Company as a result of the Permanent Disability of Executive; (iii) as a result of the death of Executive, or (iv) as a result of the voluntary termination of employment by Executive for reasons other than Good Reason.

5.	EXCLUSIVE REMEDY

5.1    Sole Remedy for Covered Terminations.    The payments and benefits provided for in sections 2 and 3 shall constitute Executive’s sole and exclusive remedy for any alleged injury or other damages arising out of the cessation of the employment relationship between Executive and the Company in the event of Executive’s Covered Termination.

5.2    No other benefits payable.    Executive shall be entitled to no other compensation, benefits, or other payments from the Company as a result of any termination of employment with respect to which the payments and/or benefits described in sections 2 and 3 have been provided to Executive, except as expressly set forth in a written agreement or in a duly executed employment agreement between Company and Executive; provided that nothing in this Plan shall affect an Executive’s entitlement to receive outplacement and financial planning services ordinarily available under any executive termination compensation policy.

5.3    Release of claims.    The Company shall condition payment of the cash severance benefits described in section 2.2 of this Plan and the stock option, restricted stock or performance share acceleration described in section 2.3 upon the delivery by Executive of an effective signed release of claims in a form reasonably satisfactory to the Company, and upon the execution of a one (1) year consulting agreement with Company by Executive. The forms of release and consulting agreement are attached hereto as Exhibit “A”. Services requested under the “Consulting Agreement shall not exceed the value of the salary severance paid to Executive pursuant to this Plan.

6.	PROPRIETARY AND CONFIDENTIAL INFORMATION

The Company shall condition payment of the cash severance benefits described in section 2.2 of this Plan and the stock option, restricted stock or performance share acceleration described in section 2.3 upon Executive’s written acknowledgment of his or her continuing obligation to abide by the terms and conditions of the Company’s confidentiality and/or proprietary rights agreement between Executive and the Company. Such written acknowledgement shall be contained in the release described in section 5.3.

7.	NON-SOLICITATION

7.1    Agreement not to solicit.    The Company shall condition payment of the cash severance benefits described in section 2.2 of this Plan and the stock option, restricted stock or performance share acceleration described in section 2.3 upon Executive’s agreement, for a period of one (1) year after Executive’s Covered Termination, not to, directly or indirectly, solicit the services or business of any employee, distributor, vendor, representative or customer of the Company, or in any other manner persuade any such person or entity to discontinue that person’s or entity’s relationship with or to the Company. Such agreement shall be contained in the release described in section 5.3.

7.2    Other Agreements not suspended.    No provision of this Plan shall supersede or limit the terms, including more restrictive terms, of any other agreement by an Executive to refrain from competition with or from soliciting the employees or customers of the Company.

8.	ARBITRATION

8.1    Disputes subject to arbitration.    Any claim, dispute or controversy arising out of this Plan, the interpretation, validity or enforceability of this Plan, or the alleged breach thereof shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration by a single mutually-agreeable arbitrator, in Santa Clara County, California, conducted by the Judicial Arbitration Mediation Services (“JAMS”) or its successor. By participating in this Plan, Executive hereby agrees and the Company hereby agrees to this arbitration procedure and each party waives its rights to resolve any such dispute through a trial by judge or jury or by administrative proceeding. The arbitrator (a) shall have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law, and (b) shall issue a written arbitration decision including the arbitrator’s essential findings and conclusion and a statement of the award. Nothing in this section 8.1 is intended to prevent the Company or its employees from obtaining injunctive relief in court to prevent irreparable harm regardless of the status of an arbitration proceeding. The Company shall pay all arbitration fees.

8.2    Site of arbitration.    The site of the arbitration proceeding shall be Santa Clara County, California.

9.	INTERPRETATION

This Plan shall be interpreted in accordance with and governed by the laws of the State of California as applied to contracts entered into and entirely to be performed within that state, except to the extent preempted by applicable federal law.

10.	OTHER BENEFIT PLANS; NONCUMULATION OF BENEFITS

10.1    No limitation of regular benefit plans.    Except as provided in section 10.2 below, this Plan is not intended to and shall not affect, limit or terminate any plans, programs, or arrangements of the Company that are regularly made available to a significant number of employees, officers or executives of the Company, including, without limitation, the Company’s stock option plans.

10.2    Non-cumulation of benefits.    Executive may not cumulate cash severance payments, stock option acceleration and excise tax reimbursement benefits under both this Plan and any other agreement or plan or policy of the Company, any statutory or legal allowance or provision, or otherwise. If Executive has any other binding written agreement with the Company which provides that upon a Change of Control or termination of employment

Executive shall receive one or more of the benefits described in sections 2 and 3 of this Plan (i.e., the payment of cash compensation or prorated bonus, acceleration of vesting of stock options or restricted stock rights, and adjustments or payments relating to federal excise tax), then with respect to those benefits, the aggregate amounts payable under this Plan shall be reduced by the amounts paid or payable under such other and separate agreements.

11.	SUCCESSORS AND ASSIGNS

11.1    Successor of the Company.    The Company will require any Successor expressly, absolutely and unconditionally to assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such agreement shall be a material breach of this Plan.

11.2    No assignment of rights.    Except as set forth in section 11.3, the interest of any Executive in this Plan or in any distribution to be made under this Plan may not be assigned, pledged, alienated, anticipated, or otherwise encumbered (either at law or in equity) and shall not be subject to attachment, bankruptcy, garnishment, levy, execution, or other legal or equitable process. Any act in violation of this section 11.2 shall be void.

11.3    Heirs and representatives of Executive.    An Executive’s rights under this Plan shall inure to the benefit of and be enforceable by an Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

12.	NOTICES

For purposes of this Plan, notices and all other communications permitted or provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:
Vitria Technology, Inc.
Attention: General Counsel
945 Stewart Drive
Sunnyvale, CA 94086

And if to Executive, at the most recent address recorded in the records of the Company. Either party may provide the other with notices of change of address, which shall be effective upon receipt.

13.	VALIDITY

Invalid provisions.    If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

14.	AMENDMENT, SUSPENSION OR TERMINATION

At any time after the Effective Date of this Plan and prior to the date sixty (60) days before the earlier of (1) the date that the Company first publicly announces it is conducting negotiations that could lead to a Change of Control, or (2) the date that the Company enters into a definitive agreement that would result in a Change of Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies), the Board of Directors of the Company shall have the right to amend, suspend or terminate this Plan at any time and for any reason. Notwithstanding the preceding sentence, however, no amendment or termination of this Plan shall reduce any Executive’s rights or benefits that have accrued and become payable under this Plan before the date the amendment is adopted or this Plan is terminated, as appropriate.

15.	EFFECTIVE DATE

The Effective Date of this Plan is January 22, 2002.

EXHIBIT A

[Date]

[Name]
[Address]

Dear [Name]:

This letter sets forth the substance of the separation agreement (the “Agreement”) between you and Vitria Technology, Inc. (the “Company”) that you must sign, and comply with, in order to receive the benefits set forth in the Company’s Key Employee Retention and Severance Plan (the “Plan”). The terms of the Plan are incorporated herein by reference.

1.    SEPARATION.    Your last day as an employee of the Company will be [insert date] (the “Separation Date”).

2.    ACCRUED SALARY AND PAID TIME OFF.    On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation, earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

3.    CONSULTING AGREEMENT.    The Company agrees to retain you, and you agree to make yourself available and to perform as a consultant under the terms specified below.

(a)  Consulting Period.    The Company will engage you as a consultant commencing on the Separation Date and continuing for a one (1) year period (the “Consulting Period”).

(b)  Consulting Services.    During the Consulting Period, you will make yourself available, by telephone or in person, at a mutually agreeable times, to provide consulting services to the Company as reasonably requested by the Company, for up to twenty (20) hours per week. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party during the Consulting Period unless authorized by the Company in writing to do so.

(c)  Other Work Activities.    During the Consulting Period, in order to protect the trade secrets and confidential and proprietary information of the Company, except on behalf of the Company, you agree that:

(1)  You will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, or be employed by any other person, corporation, firm, partnership or other entity whatsoever which is competitive with or which is reasonably anticipated to be competitive with the business of the Company; provided, however, that you may own, as a passive investor, securities of any competitor corporation, so long as your direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

(2)  You will not directly or indirectly solicit, induce, persuade or entice, or attempt to do so, or otherwise cause, or attempt to cause, any employee, independent contractor, customer or prospective customer of the Company to terminate his, her or its employment, contracting or other business relationship with the Company to become an employee or independent contractor to, or customer of, any other person or entity.

Notwithstanding the foregoing, during the Consulting Period you may engage in employment, consulting or other work relationships or professional or non-professional activities in addition to providing Consulting Services to the Company. The Company agrees to make reasonable arrangements to enable you to perform Consulting Services at such times and in such manner so that it does not unreasonably interfere with your other such activities. You acknowledge and agree that this Section 3(c) does not restrain you from engaging in a lawful profession, trade or business of any kind.

4.    EXPENSE REIMBURSEMENTS.    You agree that, within thirty (30) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

5.    RETURN OF COMPANY PROPERTY.    You agree that, by the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, notebooks, drawings, records, plans, forecasts, reports, proposals, studies, financial information, sales and marketing information, research and development information, personnel information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and, any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).

6.    PROPRIETARY INFORMATION OBLIGATIONS.    You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A. You further agree to maintain in confidence and not to use or disclose any confidential or proprietary information or materials of the Company that you may obtain or develop during the Consulting Period, except as expressly authorized by the Company, and you hereby assign and transfer to the Company your entire right, title, and interest in and to all inventions, including, but not limited to, ideas, improvements, designs, and discoveries, whether or not patentable or reduced to practice, that you make or conceive in the course of performing consulting services for the Company hereunder.

7.    CONFIDENTIALITY.    The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. By way of example and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

8.    NONDISPARAGEMENT.    You agree that you will not at any time disparage the Company or its directors, officers, shareholders, agents, or employees in any manner likely to be harmful to the personal or business reputation of it or them, provided that you shall respond accurately and fully to any question, inquiry, or request for information when required by legal process.

10.    RELEASE.    In exchange for the consideration provided to you by the Plan, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing of this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

[11.    ADEA Waiver.    [For employees 40 years of age or older.] You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA. You also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you are already entitled. You further acknowledge that you have been hereby advised, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you (“Effective Date”).]

12.    MISCELLANEOUS.    This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in writing signed by both you and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the original to me.

We wish you all the best in your future endeavors.

Sincerely,

Vitria Technology, Inc.

By:

Exhibit A – Proprietary Information and Inventions Agreement

UNDERSTOOD AND AGREED:

[Name]